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FOR IMMEDIATE RELEASE
October 28, 1999

                       ANKER COAL ANNOUNCES COMPLETION OF
                PRIVATE RESTRUCTURING AND FINANCING TRANSACTIONS


         Morgantown, WV -- Anker Coal Group, Inc. ("Anker") announced today that it has completed a private restructuring of its 9-3/4% Senior Notes due 2007 ("Old Notes") and a private placement to raise additional capital. Anker's President, Bruce Sparks, said "the restructuring of Anker's Old Notes, the private placement to raise additional capital and the successful transition from company operated underground mines to contractor operated mines provides the foundation for Anker's future performance. By completing the restructuring transactions, Anker's management can now turn its full attention to improving Anker's operating and financial performance and implementing its future growth." Mr. Sparks added that "Anker appreciates the leadership provided by Rothschild Recovery Fund in the financial restructuring transactions and its support of the Company."

           In the transactions, a limited number of qualified noteholders exchanged $108.5 million of their Old Notes for $86.8 million of 14.25% Series A Second Priority Senior Secured Notes due 2007 (PIK through April 1, 2000) ("New Secured Notes"). Exchanging noteholders also received warrants to purchase an aggregate of 20% of Anker's common stock at a nominal exercise price. Approximately 86.8% of the Old Notes were exchanged, and approximately $16.5 million of the Old Notes remain outstanding. In connection with the private exchange, the exchanging holders consented to amendments to the indenture for the Old Notes that, among other things, modify or eliminate various covenants. Anker also announced that it paid the October 1, 1999 cash interest payment on the remaining Old Notes on October 28, 1999 before the expiration of the grace period for that interest payment.

         In connection with the restructuring transactions, Anker raised $11.2 million in cash through the sale to Rothschild Recovery Fund, one of the exchanging holders, in a private placement of $13.2 million principal amount of New Secured Notes and warrants to purchase 10% of Anker's common stock at a nominal exercise price.

         Anker also issued $6 million of New Secured Notes to a shareholder of Anker controlled by the estate of John J. Faltis, the former Chairman and Chief Executive Officer of Anker, in exchange for cancellation of that shareholder's Anker stock and its rights to require Anker to buy that stock for approximately $10.5 million.

         In connection with the closing, Foothill Capital Corporation, the Company's senior secured lender, consented to the restructuring transactions and waived existing events of default under its loan agreement with the Company.
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         In connection with updating its disclosures for purposes of completing these transactions, Anker advised the participants in the private transactions of the following matters:

- The West Virginia Division of Environmental Protection ("WVDEP") has indicated by letter to Anker that it anticipates a favorable consideration of Anker's application for a mining permit for its Grant County, West Virginia surface mine. However, because Anker did not receive the permit by October 15, 1999, Virginia Electric Power Company ("VEPCO") has the right to terminate its contract to purchase coal from Anker. Nevertheless, VEPCO has indicated by letter to Anker that, in view of the progress being made in obtaining the permit, VEPCO anticipates that it will not terminate its contract as long as Anker receives the permit in the near term.

- On October 21, 1999, Anker's borrowing availability under the revolving credit facility with Foothill Capital Corporation was $3.7 million (not including the $2.0 million of undrawn interim additional liquidity that expires on November 2, 1999). It should be noted that the $11.2 million in additional capital raised in the private placement will be applied against the revolver, thereby creating substantial additional availability for the Company.

- Anker has revised its estimate of the alternative minimum tax liability that will arise with respect to the cancellation of debt income that may result from the private exchange transaction. As recalculated, Anker estimates that the alternative minimum tax liability could be as much as $7 million. It should be noted that Anker's estimate is subject to uncertainty, and the actual tax liability may be less than this amount.

- Anker has determined that the New Secured Notes will be subject to the deductibility limitations applicable to high yield debt. As a result, Anker anticipates that it will be unable to deduct a significant portion of the interest payments made on the New Secured Notes against future income from operations. The Projected Summary Financial Statements filed as an exhibit to the Current Report on Form 8-K, filed with the SEC on October 1, 1999 do not contemplate the payment of any Federal income tax by Anker during the periods reflected in such statements. Because of the limitation on the deductibility of interest paid on high yield debt, Anker may have taxable income and, therefore, may be required to pay Federal income tax during such periods.

                  Anker Coal Group, Inc. and its subsidiaries produce and sell coal used principally for electric generation and steel production in the eastern United States.

                  The securities issued as described above have not been registered under the Securities Act of 1933 and may not be offered and sold in the United States absent registration or an applicable exemption from registration. The above is not and shall not be deemed to constitute an offer to sell or the solicitation of an offer to buy any security.

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                  This release contains statements that constitute
 forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including Anker's ability to implement its business plan, the availability of liquidity and capital resources, the effects of the transition to contract mining, the ability to achieve anticipated costs savings, securing new mining permits, unforeseen adverse geologic conditions and other factors identified in Anker's filings with the SEC. Actual results may differ materially from those described or implied herein as a result of various factors, many of which are beyond Anker's control.

                  Contact Bruce Sparks, President, Anker Coal Group, Inc. at
(304) 594-1616.


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